Exhibit 99.1

Chart Industries Reports 2011 Fourth Quarter and Year-End Results

Cleveland, Ohio – February 28, 2012 – Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the fourth quarter and year ended December 31, 2011. Highlights include:

•	Record orders of over $1.0 billion for the full year 2011

•	Record sales of $794.6 million, up 43% over full year 2010

•	Operating income of $90 million, up 89% over full year 2010

•	Backlog of $489 million is at highest level since June 2008

•	LNG orders in excess of $190 million to date in 2012

Net income for the fourth quarter of 2011 was $8.4 million, or $0.28 per diluted share. Fourth quarter 2011 earnings would have been $0.51 per diluted share excluding $9.5 million, or $0.23 per diluted share, of refinancing and restructuring costs largely due to the redemption of the Company’s 9 1/8% Senior Subordinated Notes (“Senior Notes”) including a call premium and write-off of previously deferred financing fees, as well as costs associated with acquisitions in our BioMedical and Distribution & Storage (“D&S”) segments. This compares with net income of $9.8 million, or $0.33 per diluted share, for the fourth quarter of 2010. Fourth quarter 2010 earnings would have been $0.36 per share excluding $1.3 million, or $0.03 per diluted share, of restructuring costs associated with acquisitions and asset impairment charges in our BioMedical segment.

Foreign currency losses were $1.8 million for the fourth quarter of 2011, or $0.05 per share, compared with a gain of $0.4 million, or $0.01 per share, in the prior year quarter. The significant euro volatility impacted our European operating results. In addition, we delayed redemption of our Senior Notes for approximately two-and-a-half months following issuance of the Company’s 2.0% Convertible Senior Subordinated Notes (“Convertible Notes”) to realize the benefit of a significant decline in redemption price. This resulted in higher interest expense in the fourth quarter of 2011 of $0.7 million, or $0.02 per share.

Net income for the year 2011 was $44.1 million, or $1.47 per diluted share. Net income for 2011 would have been $1.84 per diluted share excluding $15.7 million, or $0.37 per diluted share, of refinancing and acquisition related costs. In addition, the delayed redemption of our Senior Notes also resulted in higher interest expense for the year of $3.1 million, or $0.07 per share. This compares to net income of $20.2 million, or $0.69 per diluted share, for the year 2010. Net income for 2010 would have been $0.91 per diluted share excluding $8.7 million of refinancing and acquisition related costs.

Net sales for the fourth quarter of 2011 increased 38% to $219.6 million from $158.8 million in the comparable period a year ago. Gross profit for the fourth quarter of 2011 was $64.0 million, or 29.1% of sales, versus $50.6 million, or 31.9% of sales, in the comparable quarter of 2010.

“Record sales and orders led to an excellent year for Chart,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “We started three major expansion projects, successfully completed two strategic acquisitions, and added flexibility to our capital structure. The Company is well positioned to take advantage of the continued global natural gas focused energy infrastructure build-out as we enter 2012.”

“During the fourth quarter and into 2012, we have stepped up our investment to capture and execute on natural gas opportunities, which have grown at a pace beyond our expectations. While this has driven some unanticipated costs over the short term, we are laying a strong foundation to meet customers’ needs into the future,” Mr. Thomas said.

Mr. Thomas continued, “Today, we announced that our Energy & Chemicals (“E&C”) business was awarded a contract in excess of $110 million to provide liquefaction equipment for the Wheatstone LNG project in Western Australia. Our order strength in the first quarter 2012 continues at an exceptional rate for LNG opportunities. Between E&C and D&S, we have received over $190 million in new LNG orders during January and February 2012, including this Wheatstone award. We believe investments in global LNG infrastructure project opportunities are at an early stage of a multi-year build-out.”

Backlog at December 31, 2011 was $489.1 million, up 107% from the December 31, 2010 level of $236.4 million, and 4% higher than the backlog of $468.7 million at September 30, 2011. Despite record shipments this year, backlog improved sequentially every quarter in 2011 and ended just below the all-time high set in June 2008. Orders for the fourth quarter of 2011 were $227.4 million, equal with the third quarter of 2011. Backlog is expected to be at a record level at the end of the first quarter 2012, including the LNG orders received during January and February of 2012.

“For the first time in Chart’s history, the Company recorded over $1 billion in annual orders,” said Mr. Thomas. “We attribute that success to our remarkable workforce, which has responded well to rapidly emerging market opportunities. I am particularly pleased to report that, although we are experiencing some softness in Europe related to the regional slowdown, global demand for our products continues to grow and we expect another very good year in 2012.”

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2011 increased $5.9 million to $35.2 million compared with the same period in 2010. The increase was largely due to acquisitions as well as employee-related costs, as Chart continues to target additional growth opportunities. SG&A as a percent of sales was 16.0% compared with 18.4% in the prior year quarter.

Interest expense was $9.0 million for the fourth quarter of 2011, which included $2.2 million of non-cash accretion expense associated with the Company’s Convertible Notes. Therefore, cash interest was $6.8 million, which included $5.0 million of additional interest cost associated with the call premium paid upon redemption of the Senior Notes. In addition, as previously mentioned, the delayed redemption of our Senior Notes resulted in higher interest expense in the fourth quarter of 2011 of $0.7 million, or $0.02 per share, and for the year of $3.1 million, or $0.07 per share.

Income tax expense was $2.7 million for the fourth quarter and represented an effective tax rate of 24.8% compared with $4.3 million for the prior year’s fourth quarter, or an effective tax rate of 30.4%. The full year effective tax rate for 2011 was 29.7%, which compares to 28.1% for 2010.

Cash and short-term investments were $256.9 million at December 31, 2011, which compares to $382.0 million at September 30, 2011. In October 2011, $168.1 million of the proceeds received from the August 2011 offering of the Convertible Notes was used to redeem the Senior Notes.

SEGMENT HIGHLIGHTS

E&C segment sales increased 32% to $55.6 million for the fourth quarter of 2011 compared with $42.1 million for the same quarter in the prior year. E&C orders for the fourth quarter of 2011 were $65.2 million, a slight decline from the $73.0 million reported in the third quarter of 2011, however we did receive the recently announced Wheatstone LNG order, in excess of $110 million, in the first quarter of 2012. E&C gross profit margins were 24.8% in the 2011 quarter compared with 26.7% in the same quarter of 2010. Higher volumes in all product lines and cost improvements for air cooled heat exchangers were more than offset by project mix, costs of rapidly increasing production, and the timing of ramp-up on large engineered systems projects.

D&S segment sales improved 48% to $114.4 million for the fourth quarter of 2011 compared with $77.2 million for the same quarter in the prior year. The improvement is due to increased global demand for industrial gas storage and LNG equipment applications. The acquisition of GOFA, which closed in August 2011, contributed $9.6 million to the improvement. D&S gross profit margin declined to 26.6% in the quarter compared with 27.9% a year ago primarily due to growing sales in more competitive regions, in particular China, along with higher costs associated with facility expansions due to order improvement and growing demand for our products.

BioMedical segment sales improved 25% to $49.7 million for the fourth quarter of 2011 compared with $39.6 million for the same quarter in the prior year. This increase is largely due to the SeQual acquisition, which closed in late December 2010, as well as improved volume in both liquid oxygen therapy equipment and biological storage system sales. BioMedical gross profit margin decreased to 39.9% in the quarter compared with 45.1% for the same period in 2010. The decrease is primarily due to changes in product mix, higher warranty costs, and euro weakness.

OUTLOOK

We enter 2012 with a substantial order backlog, solid financial resources, and an attractive portfolio of product solutions to offer our customers in the natural gas, industrial gas, and biomedical industries. With growth in natural gas processing projects driven by development of unconventional, liquids-rich shale gas fields, along with demand for natural gas liquids for use as petrochemical feedstock, and ongoing build-out of LNG liquefaction and transportation infrastructure in both North America and China, we anticipate continued

global interest in our broad scope of natural gas related products. Despite some weakness in Europe, we still believe the natural gas industry is in the beginning stages of a multi-year growth cycle that presents significant opportunities.

Based on our current backlog and order expectations, sales for 2012 are expected to be in a range of $950 million to $1 billion and, including continuing costs related to the ramp-up of the Company’s infrastructure to support future growth, diluted earnings per share are expected to be in a range of $2.60 to $2.90 per share, based on approximately 31 million weighted average shares outstanding.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; changes in government energy policy or the failure of expected changes in policy to materialize; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; the Company’s ability to successfully manage its costs and growth, including its ability to successfully manage operational expansions and the challenges and uncertainties associated with efforts to acquire and integrate new product lines or businesses; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company’s international operations and transactions; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; loss of key employees and deterioration of employee or labor relations; the pricing and availability of raw materials; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; potential future impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, employment and environmental claims; and volatility and fluctuations in the price of the Company’s stock. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used. The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its fourth quarter and year 2011 results on a conference call on Tuesday, February 28, 2012 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 317-6789 in the U.S. or (412) 317-6789 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (877) 344-7529 in the U.S. or (412) 317-0088 outside the U.S. and entering Conference Number 10008379. The telephone replay will be available beginning approximately one hour after the end of the call until 9:00 a.m. ET, Wednesday, March 14, 2012.

For more information, click here:

http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1

Contact:

Michael F. Biehl	or	Kenneth J. Webster
Executive Vice President,		Vice President, Chief Accounting Officer and
Chief Financial Officer and Treasurer		Controller
216-626-1216		216-626-1216
michael.biehl@chart-ind.com		ken.webster@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2011	2010	2011	2010
Sales	$219,635	$158,838	$794,585	$555,455
Cost of sales	155,636	108,191	549,139	390,156

Gross profit	63,999	50,647	245,446	165,299

Selling, general and administrative expenses	35,209	29,262	140,535	104,973
Amortization expense	3,429	2,822	13,376	11,049
Asset impairment	206	464	1,541	1,773

	38,844	32,548	155,452	117,795

Operating income (1)	25,155	18,099	89,994	47,504
Other (income) expense:
Interest expense and financing cost amortization, net (2)	12,302	4,205	27,754	19,259
Gain on acquisition of business	—	—	—	(1,124)
Foreign currency (gain) loss	1,799	(415)	(734)	871

	14,101	3,790	27,020	19,006

Income before income taxes and (3) noncontrolling interest	11,054	14,309	62,974	28,498
Income tax expense	2,738	4,346	18,730	7,993

Income before noncontrolling interest	8,316	9,963	44,244	20,505
Noncontrolling interest, net of taxes	(99)	161	168	345

Net income attributable to Chart Industries, Inc.	$8,415	$9,802	$44,076	$20,160

Net income per common share - basic	$0.29	$0.34	$1.51	$0.71

Net income per common share - diluted	$0.28	$0.33	$1.47	$0.69

Weighted average number of common shares outstanding - basic	29,395	28,578	29,165	28,534
Weighted average number of common shares outstanding - diluted	30,044	29,417	29,913	29,255

(1)

Includes depreciation expense of $4,076 and $3,180 for the three months ended December 31, 2011 and 2010, respectively, and $14,539 and $12,528 for the years ended December 31, 2011 and 2010, respectively.

(2)

Includes amortization expense and interest expense for the three months and year ended December 31, 2011 of $2,970 for the write-off of the remaining deferred financing fees and $4,964 for the early redemption premium related to the 9-1/8% Senior Subordinated Notes that were redeemed in October 2011. The year ended December 31, 2011 also includes higher interest expense of $3,061 as the new Convertible Notes and existing Senior Notes were both outstanding for approximately two months during the year.

(3)

Includes restructuring related costs of $9,460 ($0.23 per diluted share) and $15,715 ($0.37 per diluted share) for the three months and year ended December 31, 2011, respectively, and $1,314 ($0.03 per diluted share) and $8,743 ($0.22 per diluted share) for the three months and year ended December 31, 2010, respectively. 2011 restructuring charges include refinancing costs including the call premium and deferred financing fee write-off associated with the Senior Notes that were redeemed as a result of the Convertible Notes as well as acquisition related costs for SeQual and GOFA. 2010 restructuring charges include acquisition related costs associated with the shutdown of the Plainfield, Indiana facility, write up of inventory to fair value, as well as impairment charges and write-off of deferred financing fees with the Senior Credit Facility refinancing. This is partially offset by the gain on acquisition of business from the Covidien acquisition of $1,124 ($0.04 per diluted share) for the year ended December 31, 2010.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2011	2010	2011	2010
Net Cash Provided by Operating Activities	$44,615	$1,489	$81,658	$38,574

Investing Activities
Capital expenditures	(7,219)	(5,154)	(22,380)	(16,939)
Acquisition of businesses	—	(38,700)	(37,680)	(47,865)
Other investing activities	—	989	388	589

Net Cash Used in Investing Activities	(7,219)	(42,865)	(59,672)	(64,215)

Financing Activities
Principal payments on debt	(1,625)	(1,625)	(6,500)	(18,250)
Redemption of senior subordinated notes, including call premium	(168,139)	—	(168,139)	—
Proceeds from borrowings	4,758	—	4,758	—
Proceeds from convertible debt issuance	—	—	250,000	—
Net cost of call options and warrants	—	—	(17,638)	—
Payment of deferred financing costs	—	—	(7,277)	—
Option exercise proceeds	1,926	1,019	7,027	1,063
Tax benefit from exercise of stock options	895	—	7,879	—
Other financing activities	54	761	(2,399)	(2,115)

Net Cash (Used in) Provided by Financing Activities	(162,131)	155	67,711	(19,302)

Net (decrease) increase in cash and cash equivalents	(124,735)	(41,221)	89,697	(44,943)
Effect of exchange rate changes on cash	(449)	(2,313)	2,052	(1,113)
Cash and cash equivalents at beginning of period	382,045	208,646	165,112	211,168

Cash And Cash Equivalents At End of Period	$256,861	$165,112	$256,861	$165,112

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$256,861	$165,112
Current assets	340,768	240,984
Property, plant and equipment, net	137,301	116,158
Goodwill	288,770	275,252
Identifiable intangible assets, net	140,553	144,286
Other assets, net	10,222	13,047

TOTAL ASSETS	$1,174,475	$954,839

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities	$258,993	$164,683
Current portion of long-term debt	6,500	6,500
Long-term debt	223,224	218,425
Other long-term liabilities	72,207	63,857
Shareholders’ equity	613,551	501,374

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,174,475	$954,839

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Sales

Energy & Chemicals	$55,619	$42,089	$205,033	$137,801
Distribution & Storage	114,366	77,156	390,332	269,293
BioMedical	49,650	39,593	199,220	148,361

Total	$219,635	$158,838	$794,585	$555,455

Gross Profit

Energy & Chemicals	$13,797	$11,229	$58,977	$31,005
Distribution & Storage	30,408	21,558	109,306	77,194
BioMedical	19,794	17,860	77,163	57,100

Total	$63,999	$50,647	$245,446	$165,299

Gross Profit Margin

Energy & Chemicals	24.8%	26.7%	28.8%	22.5%
Distribution & Storage	26.6%	27.9%	28.0%	28.7%
BioMedical	39.9%	45.1%	38.7%	38.5%
Total	29.1%	31.9%	30.9%	29.8%

Operating Income
Energy & Chemicals	$5,548	$4,962	$27,489	$6,121
Distribution & Storage	16,684	12,387	61,415	41,934
BioMedical	11,693	10,743	35,911	30,698
Corporate	(8,770)	(9,993)	(34,821)	(31,249)

Total	$25,155	$18,099	$89,994	$47,504

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended		Year Ended December 31,
	December 31,	September 30,
	2011	2011	2011	2010
Orders

Energy & Chemicals	$65,181	$72,978	$392,112	$165,827
Distribution & Storage	111,435	108,307	435,954	287,819
BioMedical	50,757	46,106	203,635	150,864

Total	$227,373	$227,391	$1,031,701	$604,510

Backlog

Energy & Chemicals	$303,490	$293,785	$303,490	$115,972
Distribution & Storage	169,246	159,926	169,246	108,665
BioMedical	16,332	14,944	16,332	11,779

Total	$489,068	$468,655	$489,068	$236,416

CHART INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Earnings per diluted share	$0.28	$0.33	$1.47	$0.69

Call premium on Senior Notes	0.12	—	0.12	—
Write-off of deferred financing fees	0.07	—	0.07	0.04
Inventory write-up to fair value	0.01	—	0.04	0.07
Asset impairments	—	0.02	0.03	0.04
Bargain purchase gain	—	—	—	(0.04)
Other restructuring/acquisition costs	0.03	0.01	0.11	0.11

Adjusted earnings per diluted share	$0.51	$0.36	$1.84	$0.91